Exhibit p.1

BAIF CODE OF ETHICS

1.	Introduction

Blackstone Alternative Investment Funds (the “Trust”) adopts this Code of Ethics (the “Code”), pursuant to Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

This Code is applicable to each Access Person (as defined below) and is intended to govern Access Person activities and conduct on behalf of the series (the “Fund”) of the Trust, as it relates to applicable prohibited conduct under Section 17(j) of the 1940 Act and the Rule. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Access Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Access Persons.

The Rule, adopted by the Securities and Exchange Commission (“Commission”) under the 1940 Act, prohibits fraudulent, deceptive or manipulative practices by Access Persons in connection with their personal transactions in securities held, or to be acquired, by the Fund. The Rule requires each of (i) the Fund; (ii) the investment adviser to the Fund, Blackstone Alternative Investment Advisors LLC (“BAIA”); (iii) each investment sub-adviser to the Fund (a “Sub-Adviser” and each, along with BAIA, an “Adviser”); and (iv) the principal underwriter to the Fund, Blackstone Securities Partners L.P. (“BSP”), to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (defined below) from engaging in any act, practice or course of business prohibited by Section 17(j) of the 1940 Act and the Rule. The Rule further requires that the Fund, each Adviser, and BSP use reasonable diligence, and institute procedures reasonably necessary to prevent violations of its code of ethics.

Similarly, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires each Adviser to adopt and enforce a written code of ethics that meets the substantive requirements of that rule. BAIA, certain Sub-Advisers that are affiliated persons of BAIA (“Affiliated Sub-Advisers”), and their Access Persons are subject to the Investment Adviser Supplemental Compliance Policies & Procedures for Blackstone Multi-Asset Investing (“BXMA Supplement”), Blackstone’s Global Compliance Manual (“BX Global Manual”) , and the Blackstone Code of Ethics (“BX Code”) (together, the “BX Code Documents”). BSP and its Access Persons are subject to the BX Global Manual and BX Code. The BX Code Documents are hereby incorporated into this Code as the Fund’s Code of Ethics applicable to officers and Trustees of the Fund who are employees of the Fund or BAIA Access Persons. A violation of the relevant portions of the BX Code Documents will constitute a violation of this Code.

Sub-Advisers that are not Affiliated Sub-Advisers covered by the BX Code Documents (“Unaffiliated Sub-Advisers”) and their Access Persons are subject to their own Codes of Ethics (the “Sub-Adviser Codes”). The Sub-Adviser Codes are hereby incorporated into this Code as the Fund’s Code of Ethics applicable to Sub-Adviser Access Persons. A violation of a Sub- Adviser Code will constitute a violation of this Code.

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of the Code:

1.1.	The interests of the Fund’s shareholders must be placed first at all times;

1.2.

Access Persons’ (as defined below) personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

1.3.	Access Persons should not take inappropriate advantage of their positions; and

1.4.	Access Persons must comply with applicable federal securities laws.[1]

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders.

If an Access Person has any questions concerning a proposed course of action that may present a conflict of interest, the Access Person should contact the Trust’s Chief Compliance Officer (“CCO”) or his or her designee. If an Access Person is aware of any violation or suspected violation of the Code, the Access Person must promptly report it to the CCO or the CCO’s designee.

[1]

Federal securities laws means the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934, as amended (“1934 Act”), the Sarbanes- Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

2.	Definitions

For purposes of the Code, the following definitions shall apply: 2

“Access Person” means the following: (i) any Advisory Person of the Trust or of an investment adviser; and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Such a person does not become an Access Person merely by the fact that he or she normally assists in the preparation of public reports, or receives public reports of the Fund, but does not receive information as to current recommendations or trading of the Fund. Nor does a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, make such a person an Access Person.

If an investment adviser’s primary business is advising the Fund or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of the Fund. All of the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

“Advisory Person” means (i) any director, officer, general partner, or employee of the Fund or an investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Blackstone Access Person” means an Access Person that is (i) an Advisory Person of BAIA; (ii) an Advisory Person of any Affiliated Sub-Adviser that is covered by the BX Code Documents; and (iii) any director, officer or general partner of BSP who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund for which BSP acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

All of the directors, officers, and general partners of BAIA and each Affiliated Sub-Adviser are presumed to be Blackstone Access Persons.

[2]	All such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1 under the 1940 Act.

BSP is a limited purpose distributor and its directors, officer, and general partners are not expected to obtain information regarding the purchase or sale of Covered Securities by the Fund or make any recommendation to the Fund regarding the purchase or sale of Covered Securities. As such, BSP personnel are not expected to be Access Persons of the Fund.

“Beneficial Ownership” for purposes of the Code is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act. A person is deemed to have “beneficial ownership” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. A person is presumed to have “beneficial ownership” of securities held by members of his or her Immediate Family, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor.

“COE Administrator” shall mean the person charged with the responsibility at any given time to perform the duties assigned to the COE Administrator as set forth in the Code and any other duties assigned in writing by the CCO in connection with administration of the Code (other than those duties specifically assigned under the Code to the CCO or the CCO’s designee). A person may be designated by the CCO as the COE Administrator (or the CCO may serve as the COE Administrator). The COE Administrator may delegate certain functions as appropriate. For the avoidance of doubt, the BX Code Documents and the Sub-Adviser Codes will be administered as provided in such documents and in the absence of a writing to the contrary, the chief compliance officer of each Sub-Adviser will be the COE Administrator for each respective Sub-Adviser.

“Control” means control as defined in Section 2(a)(9) of the 1940 Act.

“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act, except: (a) direct obligations of the Government of the United States; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments (debt instruments with a maturity at issuance of less than three hundred and sixty-six (366) days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization); (c) repurchase agreements covering any of the foregoing; and (d) shares issued by registered open-end investment companies, other than the Fund.

“Immediate Family” for purposes of determining Beneficial Ownership, includes all family members sharing the same household, including but not limited to, your spouse, registered domestic partner, parents, grandparents, children, grandchildren, siblings, step-siblings, step- children, step-parents, in-laws (including parents, siblings and children). Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) which the CCO or the CCO’s designee determines could lead to possible conflicts of interest, diversions of corporate opportunity or appearance of impropriety which the Code is intended to prevent.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Investment Personnel” means: (a) any employee of the Fund or an Adviser (or of any company in a control relationship to the Fund or an Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (b) any natural person who controls the Fund or an Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities.

“Non-Reporting Trustee” is any trustee of the Fund who is not an “interested person” of the Fund, within the meaning of Section 2(a)(19) of the 1940 Act (“Independent Trustee”), and who does not have access to current information relating to portfolio holdings, securities being purchased or sold or securities being considered for purchase or sale for the Fund.

“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or 77d(2), or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

“Security Held or to be Acquired by the Fund” means: (a) any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by the Fund; or (B) is being or has been considered by an Adviser for purchase for the Fund; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (a) immediately above.

“Sub-Adviser Access Person” means an Access Person that is an Advisory Person of an Unaffiliated Sub-Adviser. All of the directors, officers, and general partners of a Sub-Adviser are presumed to be Sub-Adviser Access Persons.

“Unaffiliated Interested Trustee” is any trustee of the Fund who qualifies as an “interested person” of the Fund, within the meaning of Section 2(a)(19) of the 1940 Act, and who does not have access to current information relating to portfolio holdings, securities being purchased or sold or securities being considered for purchase or sale for the Fund.

3.	General Prohibitions

3.1.

Prohibition against Fraudulent Conduct. No Access Person shall use any information concerning the investments or investment intentions of the Fund, or the Access Person’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund. It is unlawful for any Access Person, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

3.1.1	To employ any device, scheme or artifice to defraud the Fund;

3.1.2

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.1.3	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

3.1.4	To engage in any manipulative practice with respect to the Fund;

3.1.5	To enter into any transaction based on material non-public information, or communicate material non-public information to others in violation of the law; or

3.1.6

To execute a securities transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

3.2.

Undue Influence; Disclosure of Personal Interest. No Access Person shall cause or attempt to cause the Fund to purchase, sell or hold any security in a manner calculated to create any benefit to the Access Person. No Access Person shall recommend any securities transactions for the Fund without having disclosed the Access Person’s interest, if any, in such securities or the issuer thereof.

3.3.	Corporate Opportunities. All Access Persons are prohibited from taking advantage of any opportunity properly belonging to the Fund

4.	Gifts

On occasion, because of their position with an Adviser, the Fund, or BSP, Access Persons may be offered, or may receive without notice, gifts from brokers, vendors or other persons affiliated with such entities. Such persons must not solicit gifts or gratuities. Blackstone Access Persons are subject to the gifts and entertainment policies and procedures of the BX Code Documents. Sub- Adviser Access Persons may be subject to gifts and entertainment policies and procedures in the Sub-Adviser Codes.

5.	Personal Trading and Preclearance Considerations for Blackstone Access Persons

Except as otherwise specified in the Code, Blackstone Access Persons and members of his or her Immediate Family, shall follow the Personal Trading policies and procedures outlined in Article IV Section E of the BX Global Manual, the BX Code, and Sections XI – XIII & Exhibit T of the BXMA Supplement.

Sub-Adviser Access Persons are subject to, and shall follow, the personal trading and preclearance procedures in the Sub-Adviser Codes.

6.	Holdings and Transaction Reports

Except as noted in this Section, each Access Person shall make reports to the COE Administrator as set forth below with respect to any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (a “Reportable Security”).

A report filed by Blackstone Access Persons or Sub-Adviser Access Persons in accordance with the BX Code Documents or a Sub-Adviser Code shall be deemed to be filed with the COE Administrator in compliance with this Section.

Any report required under this Section may contain a statement that such a report shall not be construed as an admission by the person making such a report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

6.1.	Exclusions from Reporting

6.1.1	Purchases or sales of Covered Securities in an account over which the Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

6.1.2	An Access Person need not make a Quarterly Transaction and Account Report with respect to transactions effected pursuant to an Automatic Investment Plan.

6.1.3	A Non-Reporting Trustee need not make:

6.1.3.1	An Initial Holdings Report or an Annual Holdings Report as described below or;

6.1.3.2

A Quarterly Transaction and Account Report as described below, unless at the time of the transaction in the Covered Security, he or she knew, or in the ordinary course of fulfilling his or her official duties as an Access Person, should have known, that during the fifteen-day (15- day) period immediately before or after the Access Person’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or an Adviser considered purchasing or selling the Covered Security on behalf of the Fund.

6.2.	Initial Holdings Report

Covered Securities. Each Access Person, other than a Non-Reporting Trustee, but including Unaffiliated Interested Trustees, shall provide an Initial Holdings Report to the COE Administrator listing all Reportable Securities. Such an Initial Holdings Report shall be filed no later than ten (10) days after such a person becomes an Access Person and shall contain the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

•

The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person

•

The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person and

•	The date that the report is submitted by the Access Person

6.3.	Quarterly Transactions and Account Report

Covered Securities. No later than thirty (30) days after the end of a calendar quarter, each Access Person, other than a Non-Reporting Trustee, but including Unaffiliated Interested Trustees, shall provide a Quarterly Transaction Report to the COE Administrator containing the following information:

6.3.1	With respect to any transaction during the quarter in a Reportable Security:

6.3.1.1

The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Covered Security involved

6.3.1.2	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

6.3.1.3	The price of the Covered Security at which the transaction was effected

6.3.1.4	The name of the broker, dealer or bank with or through which the transaction was effected and

6.3.1.5	The date that the report is submitted by the Access Person.

6.3.2	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

6.3.2.1	The name of the broker, dealer or bank with which the Access Person established the account

6.3.2.2	The date the account was established and

6.3.2.3	The date that the report is submitted by the Access Person

A Quarterly Transaction and Account Report is not required with respect to information contained in broker trade confirmations or account statements if the COE Administrator receives the confirmation or statements no later than thirty (30) days after the end of the applicable calendar quarter

6.4.	Annual Holdings Report

On or before February 15, of each year, each Access Person, other than a Non-Reporting Trustee, but including Unaffiliated Interested Trustees, shall file an Annual Holdings Report containing the information described in Section 6.2 of this Code (of which such information must be current as of a date no more than forty-five (45) days before the report is submitted).

The Annual Holdings Report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the COE Administrator and recording the date of the confirmation.

7.	COE Administrator Reviews

The purposes of the Code will be served only if the holdings and transactions reports are reviewed to detect conflicts of interest and abusive practices. Accordingly, the COE Administrator or the COE Administrator’s designee shall:

7.1.	Review all securities transactions and holdings reports required by the Code and shall document such review;

7.2.

Compare, on a quarterly basis, a sample of all Access Persons’ transactions in Covered Securities with the Fund’s completed transactions to determine whether a Code violation may have occurred and document such review ;

7.3.

Ensure that, to the extent such comparisons are performed pursuant to BX Code Documents or a Sub-Adviser Code, any determination that a violation may have occurred is reported to the COE Administrator;

7.4.	Report any violations of the Code, including any action taken as a result thereof, to the Board;

7.5.	Annually prepare a written report to the Board describing Access Person compliance with this Code;

7.6.

Identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of the Code;

7.7.	Ensure that all reports required by the Code are collected; and

7.8.	Ensure that all other records required by the Code are maintained.

8.	Board Reviews

8.1.	Board Approval

A majority of the Board, including a majority of the Independent Trustees, shall be required to approve the Code. Any material changes to the Code shall be presented to the Board, including a majority of the Independent Trustees, for its approval at its next regular meeting (which will in no event be longer than six months from the adoption of the material change). The Board shall also be required to approve the BX Code Documents and the Sub-Adviser Codes.

In all cases, the Board must base its approval of a code of ethics, or a material change to a code of ethics, upon a determination that such code of ethics contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule. The Board shall receive, prior to approving a code or any amendment to a code, a certification from an Adviser or principal underwriter, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

8.2.	Annual Issues and Certification Report

Accordingly, each Adviser shall provide to the Board, no less frequently than annually, a written report that: (a) describes any issues arising under the Code or the related procedures instituted to prevent violation of the Code since the last report to the Board, including but not limited to, information about material violations of the Code or such procedures and sanctions imposed in response to such violations; and (b) certifies to the Board that each of the Fund, the Advisers, and BSP, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Material violations of the Code and resulting remedial action will be reported to the Board.

9.	Recordkeeping Requirements

Each Adviser shall maintain at their principal place of business records in the manner and to the extent set out in this Code. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

9.1.	A copy of each Code that is in effect, or at any time within the past five (5) years was in effect, with each such copy being maintained in an easily accessible place;

9.2.

A record of any violation of the Code, and of any action taken as a result of the violation, with each such record being maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which such a violation occurs;

9.3.

A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of such reports, with each such record being maintained for at least five (5) years after the end of the fiscal year in which such a report is made or such information is provided, the first two (2) years of which in an easily accessible place;

9.4.

A record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to the Code, or who are or were responsible for reviewing these reports, with each such record being maintained in an easily accessible place;

9.5.

A copy of each Annual Issues and Certification Report pursuant to section 12.2, such Report being maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years of which in an easily accessible place and

9.6.

A record of any decision and the reasons supporting the decision, to approve the acquisition of securities in an IPO or a Private Placement shall be preserved for at least five (5) years after the end of the fiscal year in which the approval is granted.

10.	Sanctions

Upon discovering a violation of the Code, the CCO or the CCO’s designee may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator. Violations of the prohibitions and restrictions set forth herein, as well as other fraudulent conduct, may also subject such person to the civil and criminal laws and sanctions of federal and state governments.

11.	Disclosures

The Adviser shall file the Code with the Commission as an exhibit to the Fund’s Registration Statement. The Adviser shall also make the disclosures required by Form N-1A concerning the Code in the Fund’s Statement of Additional Information and in the disclosures required by Form ADV.

As amended May 22, 2019 and May 22, 2025